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Exhibit 3.1 Articles of Incorporation


ARTICLES OF INCORPORATION
OF
HARRODS INVESTMENTS, INC.


         The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to the end hereby adopts articles of incorporation as follows:

                                   ARTICLE ONE
                                      NAME

         The name of the corporation is Harrods Investments, Inc.

                                   ARTICLE TWO
                                    LOCATION

         The registered office of this corporation is at 318 North Carson Street, Suite 214, City of Carson City, State of Nevada, 89701. The resident agent is State Agent and Transfer Syndicate, Inc.

                                  ARTICLE THREE
                                    PURPOSES

This corporation is authorized to carry on any lawful business or enterprise.

                                  ARTICLE FOUR
                                  CAPITAL STOCK

         The amount of the total authorized capital stock of this corporation is $1,500 as 10,000,000 shares of common stock and 5,000,000 shares of preferred stock each with a par value of one mill ($0.0001). Such shares are non-assessable.

         The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

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         (a)      The number of shares constituting that series and the
                  distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

         (e) Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

         (h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

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                                  ARTICLE FIVE
                                    DIRECTORS

         The initial governing board of this corporation shall be styled directors and shall have one member. The name and address of the member of the first board of directors is

                                  Gerry Martin
                       2102 Business Center Dr., Suite 130
                                Irvine, CA 92612

                                   ARTICLE SIX
                         ELIMINATING PERSONAL LIABILITY

         Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

                                  ARTICLE SEVEN
                                  INCORPORATORS

         The name and address of the incorporator is: Patricia Morrison- Heller, 120 Newport Center Dr., Suite 200, Newport Beach, California 92660.

                                  ARTICLE EIGHT
                               PERIOD OF EXISTENCE

         The period of existence of this corporation shall be perpetual.

                                  ARTICLE NINE
                     AMENDMENT OF ARTICLES OF INCORPORATION

         This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

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                                   ARTICLE TEN
                                VOTING OF SHARES

         In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of this corporation.

                                   ARTICLE TEN
                                PREEMPTIVE RIGHTS

         The holders of the capital stock of this Corporation shall not have the preemptive right to acquire additional unissued shares or treasury shares of the capital stock of this Corporation, or securities convertible into shares of capital stock or carrying capital purchase warrants or privileges.

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              IN WITNESS WHEREOF the undersigned, Patricia Morrison-Heller, for the purpose of forming a corporation under the laws of the State Nevada, does make, file and record these articles, and certifies that the facts herein stated are true, and I have accordingly hereunto set my hand this day, April 15, 2000.

                                                 INCORPORATOR:


                                                 /s/ Patricia Morrison- Heller
                                                 ------------------------------
                                                 Patricia Morrison-Heller

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                            CERTIFICATE OF ACCEPTANCE
                        OF APPOINTMENT BY RESIDENT AGENT


         State Agent and Transfer Syndicate, Incorporated hereby certifies that on April 26, 2000, we accepted appointment as Resident Agent for the above named corporation in accordance with Sec. 78.090, NRS 1957.


         IN WITNESS WHEREOF, I have hereunto set my hand this April_26, 2000.



                                        /s/ John E. Block
                                        -----------------

                                        John E. Block for
                                        State Agent and Transfer Syndicate, Inc.

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